Exhibit 4.4

AMENDMENT NO. 1 TO WARRANT

TO

PURCHASE STOCK

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK (this “Amendment”) is entered into as of the 19th day of February 2009, by and between ARCA biopharma, Inc., a Delaware corporation (f/k/a Nuvelo, Inc.) and SVB Financial Group.

Recitals

A. The Holder was previously issued a Warrant to Purchase Stock dated as of July 17, 2007 (the “Warrant”). Capitalized terms used in this Amendment, but not otherwise defined in this Amendment, shall have the meanings assigned to them in the Warrant.

B. Dawn Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ARCA biopharma, Inc., a Delaware corporation (f/k/a Nuvelo, Inc.), was merged with and into ARCA biopharma Colorado, Inc., a Delaware corporation (f/k/a ARCA biopharma, Inc. and ARCA Discovery, Inc.) (the “Merger”).

C. The Holder and ARCA biopharma, Inc., a Delaware corporation (f/k/a Nuvelo, Inc.) desire to amend the Warrant to reflect the closing of the Merger, the exchange of the common stock of the Company (as defined below) for the common stock of ARCA biopharma Colorado, Inc., a Delaware corporation (f/k/a ARCA biopharma, Inc. and ARCA Discovery, Inc.) and assumption of the Warrant as required by Section 1.6.2(d) of the Warrant in connection with the closing of the Merger.

Amendments

1. The Warrant Price shall be $14.61 per share, subject to adjustment after the date of this Amendment in accordance with the terms of the Warrant.

2. The Number of Shares shall be 6,475, subject to adjustment after the date of this Amendment in accordance with the terms of the Warrant.

3. The Class of Stock shall be the common stock, $0.001 par value per share, of the Company.

4. The Company shall be ARCA biopharma, Inc., a Delaware corporation (f/k/a Nuvelo, Inc.).

5. Except for revisions expressly set forth in this Amendment, the parties hereby ratify and confirm the terms of the Warrant in their entirety.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

Company:		Holder:

ARCA BIOPHARMA, INC.		SVB FINANCIAL GROUP

By:	/s/ Christopher D. Ozeroff	By:	/s/ Norman Cutler
	Christopher D. Ozeroff, Executive Vice	Print Name:	Norman Cutler
	of Business Development and General Counsel	Title:	Derivatives Manager